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                                    OFFER BY

                              THE KOREA FUND, INC.

  TO PURCHASE FOR CASH UP TO 4,966,590 OF ITS ISSUED AND OUTSTANDING SHARES OF
                COMMON STOCK AT 95% OF NET ASSET VALUE PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON FEBRUARY 23, 2004 UNLESS THE OFFER IS EXTENDED ("EXPIRATION DATE")

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO PURCHASE DATED JANUARY 23, 2004 AND IN THE LETTER OF TRANSMITTAL DATED JANUARY 23, 2004.

                                                                January 23, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

     We are enclosing herewith the material listed below relating to the offer of The Korea Fund, Inc., a diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the "Fund"), to purchase up to 4,966,590 of its issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), for cash at a price equal to 95% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on the business day after the Expiration Date, subject to the terms and conditions set forth in the Offer to Purchase dated January 23, 2004 and the related Letter of Transmittal (which together constitute the "Offer"). The "Expiration Date" of the Offer is 5:00 p.m. Eastern time on February 23, 2004, unless the Fund, in its sole discretion, shall extend the period the Offer is open, in which case Expiration Date shall mean the last time and date the Offer, as so extended by the Fund, shall expire. If the Offer is extended beyond the Expiration Date, the purchase price for Shares will be their NAV determined as of the close of the regular trading session of the NYSE on the business day after the Expiration Date, as extended.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge shareholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 7, "Stock Transfer Taxes," of the Letter of Transmittal. HOWEVER, BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 13, "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES," OF THE OFFER TO PURCHASE AND INSTRUCTION 12, "BACKUP WITHHOLDING," OF THE LETTER OF TRANSMITTAL.

     For your information and for forwarding to your clients, are enclosing the following documents:

          1.  The Offer to Purchase dated January 23, 2004;

          2. The Letter of Transmittal for your use and to be provided to your clients;

          3.  Notice of Guaranteed Delivery;
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          4.  Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

          5. Return envelope addressed to Alpine Fiduciary Services, Inc. (the "Depositary").

     The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

     As described in the Offer to Purchase under Section 4, "Procedures for Tendering Shares," tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

     AS DESCRIBED IN THE OFFER, THE FUND WILL, IF THE OFFER IS COMPLETED, PURCHASE ALL SHARES FROM SHAREHOLDERS WHO BENEFICIALLY OWN 99 SHARES OR LESS AND TENDER ALL OF THEIR SHARES. IF SUCH A TENDER IS MADE BY A BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR BENEFICIAL OWNER(S) OF SHARES WITH RESPECT TO WHICH IT IS THE RECORD HOLDER, SUCH BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST REPRESENT AND WARRANT IN THE LETTER OF TRANSMITTAL THAT IT BELIEVES, BASED UPON REPRESENTATIONS MADE TO IT BY SUCH BENEFICIAL OWNER(S), THAT EACH SUCH PERSON OWNS 99 SHARES OR LESS.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY SHARES.

     For additional information or copies of the enclosed material, please contact Georgeson Shareholder Communications Inc. (the "Information Agent") at
(212) 440-9800.

                                         Very truly yours,

                                         The Korea Fund, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE KOREA FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL

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